Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Second Quarter 2022 Financial Results
and Updated Full Year 2022 Financial Guidance

San Diego, August 3, 2022 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a global insulin delivery and diabetes technology company, today reported its financial results for the quarter ended June 30, 2022 and updated its financial guidance for the year ending December 31, 2022.

Second Quarter 2022 Financial Highlights Compared to Second Quarter 2021:

•Worldwide installed base increased 40 percent to more than 375,000 customers.
•Sales in the United States increased 14 percent to $145.7 million.
◦Renewal pump sales increased 40 percent.
◦Sales through direct reimbursement channels increased to 35 percent of sales from 32 percent.
•Sales outside the United States increased 23 percent to $54.6 million.
•Cash, cash equivalents & short-term investments increased to $635.3 million.

Recent Strategic Highlights:

•Launched the t:slim X2 insulin pump to bolus using the t:connect mobile app on iOS and Android operating systems in the United States.
•Completed enrollment for the first feasibility study for people living with type 2 diabetes using Control-IQ.
•Initiated a study to expand the insulin indications for the t:slim X2 with Control-IQ technology.
•Established the commercial and operational framework to begin distribution through a European third-party logistics provider in support of sales outside the United States.
•Acquired infusion set developer Capillary Biomedical.

“We demonstrated record sales in the second quarter, while navigating new and increasing economic headwinds,” said John Sheridan, president and chief executive officer. “The fundamentals of our business remain strong, and we are confident that we can achieve our long-term growth and profitability objectives by continuing to provide new innovations and best-in-class customer care.”

Second Quarter 2022 Financial Results Compared to Second Quarter 2021

•Sales: Worldwide sales increased 16 percent to $200.3 million, which included sales outside the United States of $54.6 million. This is compared to worldwide sales of $172.1 million, which included sales of $44.6 million outside the United States.

Exhibit 99.1

•Gross profit: Gross profit increased 10 percent to $101.9 million, compared to $92.5 million. Gross margin was 51 percent, compared to 54 percent.

•Operating loss: Operating loss totaled $12.2 million, or negative 6 percent of sales, compared to operating income of $5.4 million, or 3 percent of sales. Adjusted EBITDA(1) was $11.4 million, compared to $23.8 million, or 6 percent and 14 percent of sales, respectively.

•Net loss: Net loss was $15.1 million, compared to net income of $4.0 million.

See tables for additional financial information.

2022 Annual Guidance Update

For the year ending December 31, 2022, the Company is updating its financial guidance as follows:

•Sales are estimated to be in the range of $835 million to $845 million, which represents an annual sales growth of 19 percent to 20 percent compared to 2021. The Company’s prior sales guidance for 2022 was estimated to be in the range of $850 million to $865 million.
▪Sales inside the United States of approximately $620 million to $625 million, compared to the prior guidance of $635 million to $645 million.
▪Sales outside the United States of approximately $215 million to $220 million.
•Gross margin is estimated to be approximately 52 percent to 53 percent, compared to the prior guidance of 54 percent.
•Adjusted EBITDA(1) is estimated to be approximately 11 percent of sales, compared to the prior guidance of 14 percent to 15 percent of sales.
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $100 million, an increase from the Company’s prior guidance. This includes:

▪Approximately $85 million non-cash, stock-based compensation expense, compared to the prior guidance of $80 million.
▪Approximately $15 million depreciation and amortization expense.
(1) See "Non-GAAP Financial Measures" below. EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Exhibit 99.1
Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA(1), to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To access the call by phone, please use this link (Registration Link) and you will be provided with dial-in details, including a personal pin.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc., a global insulin delivery and diabetes technology company based in San Diego, California, creates new possibilities for people living with diabetes, their loved ones, and healthcare providers through a positively different experience. The Company’s human-centered approach to design, development, and support delivers innovative products and services for people who use insulin. Tandem manufactures and sells the t:slim X2 insulin pump with Control-IQ technology. For more information, visit tandemdiabetes.com.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1
Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Table A
(in thousands)

	June 30,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$635,331	$623,811
Accounts receivable, net	103,763	110,725
Inventories	88,098	68,551
Other current assets	7,852	8,433
Total current assets	835,044	811,520

Property and equipment, net	58,901	50,386
Operating lease right-of-use assets	126,672	27,503
Other long-term assets	15,958	15,728
Total assets	$1,036,575	$905,137

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$93,700	$89,007
Operating lease liabilities	9,925	9,279
Deferred revenue	11,713	10,182
Other current liabilities	23,921	23,388
Total current liabilities	139,259	131,856

Convertible senior notes, net - long-term	282,345	281,467
Operating lease liabilities - long-term	129,802	23,922
Deferred revenue - long-term	18,343	16,940
Other long-term liabilities	17,242	17,840
Total liabilities	586,991	472,025

Total stockholders’ equity	449,584	433,112
Total liabilities and stockholders’ equity	$1,036,575	$905,137

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Table B
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$200,262	$172,139	$376,169	$313,176
Cost of sales	98,316	79,685	183,130	147,435
Gross profit	101,946	92,454	193,039	165,741

Operating expenses:
Selling, general and administrative	80,614	66,523	153,885	125,086
Research and development	33,571	20,499	66,731	38,460
Total operating expenses	114,185	87,022	220,616	163,546
Operating income (loss)	(12,239)	5,432	(27,577)	2,195
Total other expense, net	(711)	(1,363)	(1,812)	(3,287)
Income (loss) before income taxes	(12,950)	4,069	(29,389)	(1,092)
Income tax expense (benefit)	2,106	61	382	(56)
Net income (loss)	$(15,056)	$4,008	$(29,771)	$(1,036)

Net income (loss) per share, basic	$(0.23)	$0.06	$(0.47)	$(0.02)
Net income (loss) per share, diluted	$(0.24)	$0.06	$(0.47)	$(0.02)

Weighted average shares used to compute basic net income (loss) per share	64,077	62,717	63,979	62,583
Weighted average shares used to compute diluted net income (loss) per share	64,078	65,663	63,980	62,583

Exhibit 99.1

TANDEM DIABETES CARE, INC.
SALES BY GEOGRAPHY
Table C
		(Unaudited)

($'s in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
United States:
Pump	$81,656	$80,041	2%	$155,153	$142,953	9%
Infusion sets	43,910	32,134	37%	83,651	59,526	41%
Cartridges	19,703	15,082	31%	37,380	27,847	34%
Other	398	323	23%	766	593	29%
Total Sales in the United States	$145,667	$127,580	14%	$276,950	$230,919	20%

Outside the United States:
Pump	$25,798	$27,630	(7)%	$48,130	$46,538	3%
Infusion sets	20,295	12,165	67%	35,294	24,899	42%
Cartridges	8,366	4,660	80%	15,543	10,609	47%
Other	136	104	31%	252	211	19%
Total Sales Outside the United States	$54,595	$44,559	23%	$99,219	$82,257	21%

Total Worldwide Sales	$200,262	$172,139	16%	$376,169	$313,176	20%

TANDEM DIABETES CARE, INC.
PUMP SHIPMENTS
Table D

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Pumps Shipped:
United States	20,818	20,665	1%	39,476	37,309	6%
Outside the United States	11,296	13,152	(14)%	20,733	21,860	(5)%
Total Pumps Shipped	32,114	33,817	(5)%	60,209	59,169	2%

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Reconciliation of GAAP versus Non-GAAP Financial Results (Unaudited)
Table E

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP net income (loss)	$(15,056)	$4,008	$(29,771)	$(1,036)
Income tax expense (benefit)	2,106	61	382	(56)
Interest income and other, net	(769)	(418)	(1,150)	(690)
Interest expense	1,537	1,509	3,053	3,015
Depreciation and amortization	3,553	3,440	7,181	6,925
EBITDA	(8,629)	8,600	(20,305)	8,158
Change in fair value of common stock warrants	(57)	272	(91)	962
Stock-based compensation expense	20,131	14,977	38,241	27,924
Adjusted EBITDA(1)	$11,445	$23,849	$17,845	$37,044